Exhibit 99.1

Shareholders Approve Yadkin Valley Financial’s Merger with American Community Bancshares

Elkin, NC—April 16, 2009— Shareholders of Yadkin Valley Financial Corporation (NASDAQ: YAVY) and American Community Bancshares, Inc., (NASDAQ: ACBA) today approved the merger of American Community Bancshares, Inc., with and into Yadkin Valley Financial Corporation. The mergers of both the holding companies and the subsidiary banks are expected to close on April 17, 2009.

The combined company will have total assets of over $2.0 billion.

“We are delighted that our shareholders supported this merger, and we look forward to completing the integration process that has been underway since the end of last year,” said Bill Long, President and Chief Executive Officer of Yadkin Valley Financial. “The American Community banking team aligns culturally with our organization, and we believe the integration process will be smooth. I am confident that the merger between our companies will enhance shareholder value and provide long-term benefits for our shareholders, customers, employees, and the communities we serve.”

“Our partnership with Yadkin Valley Financial will provide us access to the capital, technology and expertise in the products and services that we need to truly take advantage of the outstanding opportunities in our market,” said Randy Helton, President and Chief Executive Officer of American Community Bancshares. “We have a high degree of confidence in the Yadkin team to join our two organizations and continue building a great North Carolina banking franchise that will best serve employees, customers and shareholders.”

About Yadkin Valley Financial Corporation

Yadkin Valley Financial Corporation is the holding company for Yadkin Valley Bank and Trust Company, a full service community bank providing services in 29 branches throughout its four regions in North Carolina. The Yadkin Valley Bank region serves Ashe, Forsyth, Surry, Wilkes, and Yadkin Counties, and operates a loan production office in Wilmington, NC. The Piedmont Bank region serves Iredell and Mecklenburg Counties. The High Country Bank region serves Avery and Watauga Counties. The Cardinal State Bank region serves Durham, Orange, and Granville Counties. The Bank provides mortgage lending services through its subsidiary, Sidus Financial, LLC, headquartered in Greenville, North Carolina. Securities brokerage services are provided by Main Street Investment Services, Inc., a Bank subsidiary with four offices located in the branch network.

About American Community Bancshares

American Community Bancshares, headquartered in Charlotte, NC is the holding company for American Community Bank. American Community Bank is a full service community bank, headquartered in Monroe, NC with nine North Carolina offices located in the fast growing Union and Mecklenburg counties and four South Carolina offices located in York and Cherokee counties. The Bank provides a wide assortment of traditional banking and financial services offered with a high level of personal attention. American Community Bancshares website is www.americancommunitybank.com. American Community Bancshares stock is traded on the NASDAQ Capital Market under the symbol “ACBA”.

FORWARD LOOKING STATEMENTS

This filing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include but are not limited to (1) statements about the benefits of the combination of Yadkin Valley and American

Community, including future financial and operating results, cost savings, and enhanced revenues, (2) statements with respect to Yadkin Valley’s and American Community’s plans, objectives, expectations and intentions and other statements that are not historical facts, and (3) other statements identified by words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” and “projects,” as well as similar expressions. These statements are based upon the current beliefs and expectations of Yadkin Valley’s and American Community’s management and are subject to significant risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Such risks and uncertainties include, without limitation: (1) expected revenue synergies and cost savings from the combination may not be fully realized or realized within the expected time frame; (2) revenues following the combination may be lower than expected; (3) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (4) the strength of the United States economy in general and the strength of the local economies in which the combined company will conduct operations may be different than expected resulting in, among other things, a deterioration in the credit quality or a reduced demand for credit, including the resultant effect on the combined company’s loan portfolio and allowance for loan losses; (5) the rate of delinquencies and amounts of charge-offs, the level of allowance for loan loss, the rates of loan growth, or adverse changes in asset quality in either Yadkin Valley’s or American Community’s loan portfolio, which may result in increased credit risk-related losses and expenses; (6) changes in the U.S. legal and regulatory framework; and (7) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) and the impact of such conditions on the combined company,(8) any matters they could prevent or delay the closing of the planned merger, and (9)those matters discussed in the “Risk Factors” section of the Annual Report on Form 10-K filed by Yadkin Valley with the SEC on March 31, 2009.

For additional information contact:

Yadkin Valley Financial Corporation:

William A. Long, President and CEO

Edwin E. Laws, CFO

(336) 526-6300

American Community Bancshares, Inc.

Randy P. Helton, President and CEO

Dan R. Ellis, Jr., CFO

(704) 225-8444

Megan Malanga

Nvestcom Investor Relations

(954) 781-4393

megan.malanga@nvestcom.com